Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Tampa Electric Company for the registration for issuance of securities up to an aggregate amount of $2,000,000,000 and to the incorporation by reference therein of our report dated February 14, 2022, with respect to the consolidated financial statements and financial statement schedule listed in the Index at Item 15(a) of Tampa Electric Company included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

October 14, 2022